EXHIBIT 10.19

August 29, 2012

Mike Slessor

Dear Mike,

We welcome the opportunity to offer you a salaried, exempt position with FormFactor, Inc. (the “Company” or “FormFactor”) as a Senior Vice President and General Manager of the SOC business, subject to the completion of the acquisition of Astria Semiconductor Holdings, Inc. and its subsidiaries including MicroProbe, Inc. (collectively, “Astria”) by the Company (the “Acquisition”) pursuant to a merger agreement expected to be executed by the Company and certain other parties thereto (the “Merger Agreement”). Your starting date will be the closing date of the Acquisition (the “Closing Date”), if you remain employed by Astria until such date. If the Acquisition is not completed, this offer will be null and void.

You will report to the Chief Executive Officer of FormFactor and will receive an annual salary of $275,000, which will be paid bi-weekly in accordance with, and subject to, the Company’s normal payroll procedures. Additionally, you will be eligible to participate in a cash incentive plan at an annualized target rate of 60% of your earned annual salary, subject to meeting specified performance objectives. Regular full-time employees of the Company are eligible to receive certain employee benefits, which may from time to time change at the Company’s discretion. These currently include:

•	Medical, Dental and Vision Insurance Benefits

•	Short-Term and Long-Term Disability Insurance Coverage

•	Group Life Insurance

•	Paid Time-Off (or vacation and sick leave, as applicable)

•	401k Plan with match

•	Section 125 Flex Spending Plan

•	Employee Assistance Program

•	Employee Stock Purchase Plan

Employee and dependent contributions are outlined in our Benefit Plan Summary. Please note that for most purposes under the FormFactor benefit and compensation plans, your service date will be reflected as your hire date at Astria. Prior to the Closing Date, you will receive further information about continuation of Astria benefits and of applicable FormFactor benefits.

We will recommend that the Company’s Compensation Committee approve the following equity awards, which will be subject to the terms and conditions of the Company’s Equity Incentive Plan and award agreement:

•	On or following the Closing Date, a restricted stock unit award for 60,000 Company shares, which will vest in three equal annual installments from the grant date.

•
On or following the Closing Date, a performance-based restricted stock unit award for 30,000 Company shares at target, that will be earned (between 0% and 125% of such target) based on 2013 performance, as set forth on Exhibit A hereto. If earned, the award will be eligible for service-based vesting in an amount equal to 50% of the earned award in the first quarter of 2014 after the Compensation Committee determines whether the 2013 performance criteria were met and 50% on the one-year anniversary of such determination.

•
In addition, at a later date, we expect that the Compensation Committee will grant you a performance-based restricted stock unit award for 50,000 Company shares at target, that will be earned based on 2014 performance, as set forth on Exhibit A hereto. If earned, the award will be eligible for service-based vesting in an amount equal to 50% of the earned award in the first quarter of 2015 after the

Employment Offer Letter
Mike Slessor

Compensation Committee determines whether the 2014 performance criteria were met and 50% on the one-year anniversary of such determination.

Your agreement to accept this offer is contingent upon your ability to show proof of your legal right to work for the Company in the United States as well as successfully completing a background check required for all new hires.

As a condition of your employment you are required to sign and return to the company our standard Agreement Regarding Employment, Confidential Information, Invention Assignment, and Arbitration (the “Confidentiality Agreement”). A copy for your signature is enclosed. We will not be able to commence your employment until we have received a signed copy of this document. If you accept this offer, please return a signed copy to me, along with your signed Equityholder Non-Compete Agreement.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

By accepting this offer and if the Acquisition is completed, you agree that any existing offer letter or employment agreement between you and Astria, including without limitation the Executive Employment Agreement dated August 6, 2008 (the “Existing Employment Agreement”), will terminate and will be superseded by this offer letter and the Confidentiality Agreement.

Notwithstanding the foregoing, if, prior to the first anniversary of the Closing Date, you are terminated by the Company without Cause (as defined in the Existing Employment Agreement) or you resign for Good Reason (as defined in the Existing Employment Agreement), then you will be eligible to receive severance benefits equal to six months of your base salary, payable in a lump sum on the 45th day following your “separation from service” (within the meaning of Section 409A of the Code), if you sign and let become effective on or before such 45th day a general release of claims, releasing all claims, known or unknown, that you may have arising out of or in any way related to your employment or termination of employment with the Company, Astria or their affiliates, and if you continue to comply with the Confidentiality Agreement (as defined below) and the Equityholder Non-Compete Agreement that you are executing in connection with the Merger Agreement. The foregoing severance shall be in lieu of any severance provided under any other Company or Astria plan, policy or agreement and shall be reduced by any notice period (or pay in lieu thereof) required by applicable federal or state law. You acknowledge and agree that this offer by the Company and the closing of the Acquisition do not constitute “Good Reason” under this offer letter or your Existing Employment Agreement.

If you accept this offer and remain employed by Astria until immediately prior to the closing of the Acquisition, we will consent to Astria accelerating your unvested Astria stock options immediately prior to such closing. After the Merger Agreement is signed, you will separately receive further information about the consideration you will receive under the Merger Agreement for your Astria shares and/or vested stock options, as applicable.

You hereby agree that if any payment or benefits under this offer letter or any other agreement with Astria or the Company would be subject to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such payments and/or benefits shall be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code, unless Astria obtains shareholder approval of such payments and/or benefits in compliance with Section 280G of the Code.

As a FormFactor employee you are required to comply at all times with the Company’s various rules, policies and procedures, including those set forth in our Statement of Corporate code of Business Conduct (the “Code”), and our Statement of Policy Regarding Insider Trading (“Policy Statement”). Copies of these documents are available via the Corporate Governance section of www.FormFactor.com. Please access www.FormFactor.com and select Investors, Stockholder Information, Corporate Governance. As a condition of employment you are required to sign and return to the Company the enclosed Acknowledgement relating to the Policy Statement and the Code.

You should understand that, while referenced in this offer letter, the Company rules, policies and procedures are not incorporated by reference into this offer letter, and they can be changed, replaced or withdrawn at any time at the discretion of the Company.

Employment Offer Letter
Mike Slessor

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it with all other new hire forms in the enclosed envelope. A duplicate original is enclosed for your records. This letter, along with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. This offer, if not accepted, will expire five (5) days from the offer date. Please call me if you have any questions.

We look forward to your favorable reply and to a productive, fun and exciting work relationship.

Sincerely,

Tom St. Dennis
CEO
FormFactor, Inc.

31st day of August , 2012
ACCEPTED AND AGREEDTO this NAME
Enclosures:
- Agreement Regarding Employment, Confidential Information, Invention Assignment, and Arbitration
- Equityholder Non-Compete Agreement
- Acknowledgements

Exhibit A
Performance RSU Goals

The Performance Goal Multiplier for FY 2013 performance (measured on the current MicroProbe products and their derivatives) if both Revenue and Gross Margin goals are met as follows:

Revenue	Gross Margin	% PRSUs Earned	Gross Margin	% PRSUs Earned
$115M	40%	30%	43%	50%
$120M	40%	80%	43%	100%
$125M	40%	105%	43%	125%

•	Below $115M Revenue, or below 40% Gross Margin, results in 0% of the PRSUs being earned.

•
If a Revenue goal in the table above is achieved, then for Gross Margin achievement between 40% and 43%, linear interpolation will be used to determine the percentage of PRSUs earned between the amounts set forth in the applicable line item in the table above.

•	125% is the maximum Multiplier.

The Performance Goal Multiplier for FY 2014 performance (measured on the current MicroProbe products and their derivatives) if both Revenue and Gross Margin goals are met as follows::

Revenue	Gross Margin	% PRSUs Earned	Gross Margin	% PRSUs Earned
$130M	40%	30%	43%	50%
$135M	40%	80%	43%	100%
$140M	40%	105%	43%	125%

•	Below $130M Revenue, or below 40% Gross Margin, results in 0% of the PRSUs being earned.

•
If a Revenue goal in the table above is achieved, then for Gross Margin achievement between 40% and 43%, linear interpolation will be used to determine the percentage of PRSUs earned between the amounts set forth in the applicable line item in the table above.

•	125% is the maximum Multiplier.

EQUITYHOLDER NON-COMPETE AGREEMENT

August 29, 2012

Mike Slessor

This letter agreement (this "Agreement") between you and Form Factor, Inc. (the "Acquiror") is being entered into in connection with the Agreement and Plan of Merger (as may be amended, the "Merger Agreement") dated on or about August 31, 2012 among Astria Semiconductor Holdings, Inc. (the "Company"), Acquiror, and certain other parties (the "Merger Agreement").

You understand that the Company will become a wholly owned subsidiary of Acquiror (the "Acquisition") if and when the transactions contemplated by the Merger Agreement are consummated (the effective date of the Acquisition, the "Closing Date"), and that you are entering this Agreement in your capacity as an equityholder of the Company with a key and significant role with the Company.

In order to induce Acquiror to enter into the Merger Agreement, and to preserve the goodwill and proprietary rights of the Company for Acquiror's benefit, you hereby covenant and agree as follows:

1. Commencing on the Effective Time and continuing until the first anniversary of the Closing Date, you shall not own, assist or have any interest in, whether alone or as a partner, officer, director, employee, consultant, agent, independent contractor, stockholder or equity owner of any company or business organization, any business or enterprise engaged in the Company's business (such business, together with any other business of the Company reasonably contemplated as of the Closing Date being collectively referred to herein as the "Competitive Business"). Notwithstanding the foregoing, you may own, solely as a passive investment, securities in any corporation or other business entity whose securities are traded on a national securities exchange so long as you do not beneficially own, directly or indirectly, 1% or more of the equity securities of any such corporation or business entity.

2. If any restriction set forth in this Agreement is found by a court to be unenforceable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area, time period or other extent as shall be deemed enforceable.

3. You acknowledge and agree that Acquiror's remedy at law for a breach or threatened breach of paragraph I above would be inadequate. In recognition of this fact, in the event of a breach by you thereof, you agree that, in addition to Acquiror's remedy at law, Acquiror shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Acquiror from pursuing any other remedies available to it for such breach or threatened breach.

4. This Agreement may be amended or altered only in a writing signed by you and Acquiror. This Agreement shall be construed and interpreted in accordance with the laws of the State ofCalifomia. In case anyone or more of the provisions or parts ofa provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, ilIegaJity or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

5. This Agreement may not be assigned or delegated by you, but may be assigned or delegated by Acquiror (a) to an affiliate of Acquiror, (b) in the event that Acquiror shall be merged with, or consolidated into, any other corporation, to the surviving corporation, or (c) in the event that Acquiror shall sell and transfer substantially all of its assets to, or shall become a subsidiary of, another entity, to such entity.

If the Merger Agreement is terminated without consummation of the Acquisition, this Agreement will be null and void.

Please sign and date this Agreement below and return it to me.

Sincerely,

FormFactor, Inc.
By:__Tom St. Dennis___
Name: Tom St. Dennis
Title: CEO
I agree to the terms and conditions in this Agreement.
Date: 8/31/12